Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3  (No. 333-156926) and in the Registration Statement on Form S-8 (No. 333-154735) of TravelCenters of America LLC of our report dated March 19, 2007 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Cleveland, Ohio
February 27, 2009